STOCK EXCHANGE AGREEMENT
Barrier Dunes Development Corporation

     This Stock Exchange Agreement (Agreement) is entered into this 12th day of August, 1996, by and among PROACTIVE TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as Buyer), BARRIER DUNES DEVELOPMENT CORPORATION, a Florida corporation (hereinafter referred to as Company) and LANGDON S. FLOWERS, JR. and LANGDON S. FLOWERS, SR., (hereinafter Flowers) being the sole shareholders of the Company.

     WHEREAS, Flowers are the owners of record and beneficially own all of the issued and outstanding shares of the Common Stock of the Company (the Shares); and

     WHEREAS, the Flowers desire to exchange all of their issued and outstanding shares to PTE, and PTE wishes to exchange all of the outstanding shares of Company as follows:

           Langdon S. Flowers, Jr.      50.22%
           Langdon S. Flowers, Sr.      49.78%

     WHEREAS, PTE and Flowers agree that the intent of this transaction is to be a B reorganization under Section 368(1)(B) of the Internal Revenue Code of 1986; and

     WHEREAS, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
EXCHANGE OF THE SHARES

     1.1 Exchange. Subject to the terms and conditions hereof, at the Closing (as defined below), Flowers agree to assign, transfer, convey and deliver to PTE, and PTE agrees to exchange Flowers, the shares listed in Exhibit A, attached hereto.

     1.2 Closing. The exchange be consummated at the Closing to take place at the office of the PTE on or before August 12, 1996, unless otherwise mutually agreed upon by the parties.

     1.3 Exchange Terms. The aggregate exchange shares (Exchange Shares) for the shares shall be as follows: Three Hundred Thousand Shares (300,000) shares of the stock of PTE.

          The above stock shall be paid at closing to the individual Flowers in restricted stock, which PTE asserts to file with the SEC to have said stock unrestricted with all deliberate speed. The PTE stock will be parcelled out to Flowers as follows:

     Langdon S. Flowers, Jr.       150,660 shares of PTE
     Langdon S. Flowers, Sr.       149,340 shares of PTE

          The parties agree that if the per share stock price of the Company, as of the last ten trading days prior to December 31, 1996 (the average closing stock price), shall not average at least $3.50 per share, then Flowers shall be given the number of shares of PTE's stock which would make up the difference between the average closing stock price and $3.50.

     1.4  Other Agreements.   Additionally, the parties agree as follows:

     1. PTE will cause Company to execute an indemnification agreement to Langdon Flowers, Jr. with regard to a $2,145,653.31 note to Nationsbank, which Company is obligor, but which Langdon S. Flowers, Jr. is guarantor. Said indemnification agreement will be substantially in the form attached as Exhibit B hereto.

     2. PTE will cause Company to enter into a guaranteed fee agreement with Langdon S. Flowers, Jr., in substantially the form attached as Exhibit C hereto.

     3. As and for collateral for the above, PTE will cause the Company to execute a mortgage to Langdon S. Flowers, Jr., secured by the property listed below of the property owned by Company, which mortgage will be paid according to the attached Loan Repayment Schedule attached as Composite Exhibit D and incorporated herein by reference. Said mortgage shall also encumber the property owned by Flowers Properties, Inc., which owns the property set forth in separate written agreement. This property shall also be paid according to the attached Loan Repayment Schedule until said debt has been eliminated. By separate agreement, the parties will also agree that this loan will be secured by future properties, either purchased or exchanged for by Company from time to time so long as a substitution of collateral is approved by Flowers.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

     2.1. Representations and Warranties of Company. The Company represents and warrants to PTE as follows:

          A.) Organization. The Company is a corporation, duly incorporated, validly existing in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

          B.)  Authorized Capitalization.    The authorized capitalization of
the Company consists of        (    )  Shares of $ par value Common Stock, of
which              (          ) shares have been issued and are outstanding.
The Shares have been duly authorized, validly issued, are fully paid, are non assessable and have no liability attaching to the ownership thereof. The Company does not have any outstanding rights, call, options, which obligate it to issue any of its shares of Capital Stock, whether authorized or not. Further, the Company is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity the right to participate, share in, or in any way, obligating the Company to distribute any portion of its income, profits or assets.

     C.   Authority.     The Company has full power and lawful authority to
execute and deliver this Agreement and the Stock Certificates in order to consummate and perform all of the matters contemplated herein. The executed Agreement and Stock Certificates constitute valid and legally binding obligations upon the Company, enforceable in accordance with the terms hereof. The execution and/or delivery of the Agreement or the Stock Certificates and the consummation and performance of these matters does not conflict with, require the consent, waiver or approval of, result in a breach or default of or give rise to others and interest or right of termination, cancellation or acceleration of any material matter contained in this Agreement or any other Agreement which the Company is a part thereof.

     D. Property. As of Closing,or no later than September 1, 1996 with regard to the Secluded Dunes property, Flowers warrants and represents that the Company has the following assets and debt, and the valuations given are true and correct and Flowers have a reasonable basis in arriving at these values.

Barrier Dunes Site  Est. Sales Value    Debt Equity

Townhome #34   $    160,000    --0--    160,000
Townhome #35   $    160,000    --0--    160,000
Townhome #42   $    150,000    --0--    160,000
Townhome #176  $    130,000    --0--    160,000
Townhome #128  $    140,000    --0--    160,000
Townhome #134  $    140,000    --0--    140,000

     Subtotal        880,000   --0--    880,000

Lots
13 Gulfview
 TH Lots @ 65K $    845,000     --0--   845,000
36 Golf/Tennis Villa Lots @ 35K
              $   1,120,000    --0--   1,120,000
10 Lakefront Villa Lots @ 35K
               $    350,000     --0--   350,000
16 Parkside/Lakeside Lots @25K
               $    400,000     --0--   400,000

 Subtotal          2,715,000    --0--   2,715,000

Total Barrier
Dunes Property$   3,595,000            3,595,000

Secluded Dunes Site

          Est. Sales Value      Debt    Equity

Gulf Front F-3 $    299,000             299,000
2nd Tier 5 Lots @ 60K
               $    300,000     --0--   300,000
Parkside 6 Lots @50K
               $    300,000     --0--   300,000

Total Secluded Dunes
               $    899,000     --0--   899,000

Debt

Nationsbank(as of 8/12/96)              ($ 2,145,653.31)


          Copies of Schedules of Lots and properties owned by Company (Composite Exhibit D), as well as balance sheets (Exhibit E) are attached hereto, and comprise the only assets and liabilities of the Company at the time of Closing.

     E.   Company's Financial Statements.    The Company's statements are
complete, were provided to PTE and PTE have had ample time to read and understand said financial statements and perform sufficient due diligence
required to the satisfaction of the PTE.   Except as disclosed in the
financial statements, to the best of its knowledge, the Company is not aware of any material liabilities for which the Company is liable or will become liable in the future. Further, Flowers agrees to provide audited financials within forty five (45) days of the execution of this Agreement.

     F.   Taxes.    The Company has filed, or will file, all taxes, state,
federal, and local, as well as any other reports and returns which were required to be filed and there exists a substantial basis in law or fact for any positions taken in such reports. To the best of the knowledge of the Company, there are no back taxes, penalties or interest due at this time. Any taxes not filed will be filed by the Closing date.

     G. Books and Records. The Company's books and records are complete and correct and have been maintained according to good business practices and accurately reflect in all material respects reflects the business, financial condition and results of the operation of the Company as set forth in the Company's Financial statements.

     H.   Insurance.     The Company has the following insurance associated
with its policies of general liability, fire and extended coverage, worker's compensation, products liability, property and indemnity and performance bonds as listed on Exhibit D, and is not in default with any provisions thereof, and said insurance is sufficient for compliance by Company with all requirements of law and all agreements affecting Company. Company warrants that these coverages will remain in full force and effect through Closing of this transaction and will not be affected by, terminate or lapse by reason of the transactions contemplated in this Agreement.

     I.   Material Agreements.     All material agreements, employment
agreements, contracts or other material arrangement with any officer, director or shareholder of the Company or any relative of such person, or any agreements which would have a material affect on the business, financial condition, results of operation, assets, liabilities, or prospects of the Company have been disclosed in the attached Exhibit E. If not disclosed in this exhibit, Company warrants that it does not exist.

     J. Permits. All necessary permits, licenses, approvals, or other authorizations that are materially necessary for the conduct of its business are set forth in Exhibit F, and all are still in full force and effect and are agreed to be transferred as a part of this transaction.

     K.   Compliance.      To the best of the knowledge of the Company, it is
not in violation of any federal, state or local law, ordinance or rule or regulation applicable to its business, nor has it received any actual or threatened complaint, notice or citation of violation from any governmental authority. Further, Company is in compliance with all applicable pollution control and environmental laws, rules and regulations in all material respects, and has no environmental licenses, permits or authorizations.

     L.   Litigation.    There are no actions, suits, claims, complaints,
proceedings pending or threatened against the Company or the Flowers, or either of them, at law or in equity; and to the best of the knowledge of the Company and the Flowers, there are no facts which would provide a legitimate basis for any such action, suit or proceeding, which if decided against the Company or Flowers or either of them, would have a materially adverse effect on the Company. Further, there are no outstanding orders, judgments or decrees of any person or governmental authority which specifically affect the Company or any of its assets.

     M.   Validity of existing contracts.    All material contracts,
agreements. Leases and licenses, which the Company is a party or by which any of its properties or assets are bound or affected have been provided to PTE, are valid and in full force and effect; and no breach or default exists, or upon giving timely notice, would exist on the part of the Company or of any other party.

     N.   No material changes.     Since July 1, 1996, there have been no
actual or threatened developments of a nature that is materially adverse or materially adversely affects the business, financial condition of the business, its assets, liabilities or prospects.

     O.   Fees.     All negotiations relating to this Transaction have been
conducted in such a manner so as not to give rise to any finder's fees, broker's commissions, advisory fees for which the Company or the PTE will or may be liable.

     P.   Full Disclosure.    All statements of the Company contained in this
Agreement and other documentation delivered on behalf of the Company or the Flowers to PTE are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein misleading in light of the circumstances under which they were made.There are no facts known to the Company, which could have a materially adverse affect on the business, financial condition, results of operation, assets, liabilities, or prospects of the Company, which have not been disclosed to PTE in this Agreement or its exhibits.

2.2  Representations and Warranties of Flowers.   Flowers represents and
warrants to PTE, with respect to the Shares owned by the Flowers, as follows:

     a.   Title to the Shares.     At Closing, Flowers shall own of record and
beneficially the number of shares listed in Paragraph 1.3 of the Company, free and clear of all encumbrances, liens, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and authority to transfer said shares to PTE. No person has any preemptive rights or rights of first refusal with respect to any of the shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the shares, nor are there any outstanding rights options, warrants, or calls with respect to the Shares.

2.3  Representations of the Warranties of PTE.    PTE represents and warrants
as follows:

     a. Organization. PTE is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business.

     b.   Authority.     PTE has full power and authority to execute and
deliver this Agreement and to consummate and perform the transactions contemplated thereby. These agreements shall constitute legal and binding obligations on the PTE, enforceab le in accordance with their terms.No consent or approval must be obtained from any other person or entity. Further, the consummation and performance of the transactions contained herein, does not conflict with, require the approval of , result in a breach or default hereunder, or give to other any interest or right of termination, cancellation or acceleration, in or with respect to, any material agreement to which PTE is a party or by which PTE or any of its material assets or properties are affected.

     c. Investment intent. PTE is acquiring the shares for its own account, for investment purposes only, and not with a view toward the sale or distribution of any part thereof, and PTE has no present intention of selling, granting participation in, or otherwise distributing same to any entity to which it does not control. PTE understand the specific risks related to any investment in the shares, especially as it relates to the financial performance of the Company.

     d. No Litigation. There are no action, suits, claims, complaints, or proceedings pending or threatened against PTE, at law or in equity, or before any governmental department; and to the best of the knowledge of the PTE, there are no facts which would provide a legitimate basis for any such action, suit, or proceeding, which, if determined adversely to the PTE, which would have a material affect on the PTE. There are no judgments, orders, or decrees outstanding which specifically apply to any of the PTE's assets.

ARTICLE III.
COVENANTS.

3.1  Covenants of the Company.     Company covenants and agrees that from the
date hereof to the closing without the prior written consent of PTE the following will occur:

     a. Ordinary Course of Business. The Company will operate its business only in the ordinary course, and will use its best efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with the Company.

     b. Maintain Equipment and Properties. The Company will maintain all of its equipment and properties in good working order and repair, (reasonable wear and tear excepted) and will take all necessary steps to maintain in full force and effect its patents trademarks, trade names, goodwill and other intangible assets.

     c.   Compensation and Indebtedness.     The Company will not enter or
alter any employment agreement or increase any compensation to any officer or employee or enter into any collective bargaining agreements. Also, the Company will not make any loans or enter into any transaction, agreement, arrangement or understanding of any material nature with any of its officers, directors, or employees. Further, the Company will not create, incur, assume or otherwise guarantee any obligation for borrowed money, indebtedness, lease, except in the ordinary course of business consistent with past practices.

     d. No Amendments. The Company will not amend its corporate charter, articles or bylaws without prior consent of PTE, and Company will maintain its corporate existence, licenses, permits powers, and rights in full force and effect.

     e.   No Disposition or Encumbrance.     Except in the ordinary course of
business consistent with past practice, the Company will not dispose of any asset of the Company, or satisfy any liability or obligation, except for previously scheduled repayment of debt. Further, the Company will not cancel or compromise any debt or encumbrance, grant any rights under concessions, licenses, agreements, patents, inventions, technology or process with respect to any know-how, or modify or terminate any existing license, lease or contract.

     f.   Insurance.     The Company will maintain in effect all current
insurance policies.

     g. No dividends. The Company will not declare, set aside or pay any dividends or other distributions of any nature whatsoever.

     h. No Breach and Due Compliance. The Company will not do any act or omit to do any act which would cause a breach of any of its material contracts. Further, the Company will comply with all laws, regulations and rules applicable to it and to the conduct of its business. The Company will also not amend, terminate, or waive any material right, whether or not in the ordinary course of business, without prior written consent of PTE.

     I.   Notice of Change.   The Company will promptly advise PTE in writing
of any material adverse change, or of the occurrence of an event which involves any substantial possibility of a material adverse, in its business, financial condition, results of operations, assets, liabilities, or prospects.

ARTICLE IV.
CONDITIONS PRECEDENT TO CLOSE

The obligation of PTE and Flowers to close the Transaction contemplated hereunder is subject to fulfillment by the Company, Flowers and PTE of each of the following conditions, which may be waived in whole or in part in writing:

4.1 Compliance with representations, Warranties and Covenants. The representations and warranties of the Company and Flowers and of the PTE have been true and correct when made and shall be true and correct as of the Closing Date with the same force and effect as if made at Closing. The Company, Flowers and PTE shall have performed all agreements, covenants and conditions required to be performed prior to Closing.

4.2 No Adverse Change. Subsequent to the date of this Agreement and the Closing, there shall have been no event which has had a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of the Company.

4.3  No Legal Proceeding.     No suit, action, or other legal or
administrative proceeding before any court or other governmental agency shall be pending seeking to enjoin the consummation of this Transaction.

4.4 Documents to be Delivered by the Company and Flowers. The Company and Flowers shall have delivered the following:

     A. Stock certificates representing the Shares listed in Paragraph 1.3, duly endorsed to PTE and in blank or accompanied by duly executed stock powers

     B. A copy of the Articles of Incorporation and Bylaws of the Company, as amended to date, certified as correct by the Company,

     C.   Certificate of Good Standing from the State of Florida.

     D. All agreements referred to in Paragraph 1.4, executed by all parties.

     E. All corporate and other records of or applicable to the Company, including, but not limited to: current and up to date minute books, stock transfer books and registers, books of accounts, list of properties held or to be held by the Company, leases and material contracts.

     F. Such other documents or certificates as shall be reasonably required by PTE or its attorney to close or consummate the transaction.

4.5  Documents to be delivered by PTE.

     A. PTE shall have delivered a certificate of good standing from the Secretary of State of the State of Delaware.

     B.   All agreements referred to in Paragraph 1.4, executed by all parties

ARTICLE V.
MISCELLANEOUS

5.1 Modification. PTE, the Company and Flowers may amend, modify, or supplement this Agreement in any manner as they mutually agree only in writing.

5.2 Termination and Abandonment. This agreement may be terminated and the purchase of the shares may be abandoned before this Closing:

     a.   By the mutual consent of the Flowers, the PTE, and the Company.

     b. By PTE, if the representations and warranties of the Company or Flowers set forth shall not be accurate; or the condition precedent set forth in Article IV shall not have been satisfied in all material respects; or

     c. By the Company or Flowers, if the representations and warranties of PTE set forth herein shall not be accurate, or the conditions precedent set forth in Article IV shall not have been satisfied in all materials respects.

Termination shall be effective on the date of receipt of written notice specifying the reasons therefore.

5.3 Representations and Warranties to Survive. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibit, or other document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years. No investigation made by any party hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.

5.4 Assignability. PTE may not assign this Agreement, without prior written consent of Flowers.

5.5  Binding Effect.     This Agreement, together with all other documentation
delivered as exhibits or part of this transaction constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, assigns of the parties hereto.

5.6  Applicable Law.     This Agreement and Transaction is are made pursuant
to and will be construed under, the laws of Florida.

5.7 Notices. All notices, requests, demands and other communication hereunder shall be in writing and will be deemed to have been duly given when delivered or mailed, certified return receipt requested to:

     a.)  If to PTE, to:

               Proactive Technologies, Inc.
               Mark A. Conner, President
               7118 Beech Ridge Trail
               Tallahassee, Florida 32312
               Telephone: (904) 668-8500
               Fax:   (904) 668-9100

     b.)  If to Flowers, to:

               Langdon S. Flowers, Jr.
               P.O. Box 997
               Thomasville, Georgia 31799-0997
               329 North Broad Street
               Thomasville, Georgia 31792
               Telephone: (912) 228-6100
               Fax: (912) 228-6103

Any change in addresses may be made provided written notice is given to the other parties.

5.8 Headings. The headings contained herein are for reference only and do not affect in any way the meaning or interpretation of this agreement.

5.9 Severability. If any one or more of the provisions of this Agreement shall, for any reason, be construed to be invalid, illegal or unenforceable under applicable law, this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained therein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

5.10 Attorneys Fees and Expenses. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

5.11 Integration.   This Agreement and all documents and instruments executed
pursuant hereto merge and integrate all prior agreements and representations respecting the transactions, whether written or oral, and constitute the sole agreement of the part ies in connection therewith. This agreement has been negotiated by and submitted to the scrutiny of both PTE and Flowers and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight to its having been drafted by either party.

5.12 Expenses. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

5.13 List of Exhibits.

Exhibit   Location            Description

A         Art. I, 1.1         Copies of Flowers Shares

B         Art. I, 1.4(1) IndemnificationAgreement

C         Art. I, 1.4(2) Guaranteed Fee Agreement

D         Art. II, 2.1(D)     Schedule of Lists and
Properties

E         Art. II, 2.1(D)     Barrier Dunes Balance Sheets

F.        Art. II, 2.1(H)     Insurance and Bonds

G.        Art. II, 2.1(I)     List of Material Agreements

H.        Art. II, 2.1(J)     List of Permits

IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement on the date first written above.
                              PTE

Flowers                       PROACTIVE TECHNOLOGIES, INC.
LANGDON S. FLOWERS, JR.

                              By:
By:                           Mark A. Conner,
Langdon S. Flowers, Jr.            President


                              THE COMPANY
LANGDON S. FLOWERS, SR.
                              BARRIER DUNES
DEVELOPMENT CORPORATION
By:                           By:
Langdon S. Flowers, Sr.            Langdon S. Flowers, Jr.
          President